Exhibit 10.6

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into, as of September 16, 2014, by and between WASHINGTON PRIME GROUP INC., an Indiana corporation (the “Company”), and MICHAEL P. GLIMCHER (the “Executive”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Washington Prime Group, L.P. (the “Partnership”), Wizards Merger Sub I Inc., Wizards Merger Sub II Inc., Glimcher Realty Trust (“Glimcher RT”) and Glimcher Properties Limited Partnership (“Glimcher LP”) (the “Merger Agreement”); and

WHEREAS, the Company and the Executive desire to enter into this Agreement to set forth the terms of the Executive’s employment with the Company from and following the “Acquisition Effective Time” (as defined in the Merger Agreement);

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Effectiveness of Agreement; Term.  This Agreement shall become effective at the Acquisition Effective Time on the Closing Date (as defined in the Merger Agreement) (the “Effective Date”).  If the Merger Agreement is terminated in accordance with its terms or otherwise and, consequently, the Acquisition Effective Time and the Closing Date does not occur, at the time of such termination this Agreement shall be null and void ab initio and of no force or effect.  Upon the occurrence of the Acquisition Effective Time, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, the Partnership, and Glimcher LP, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the fifth annual anniversary of the Effective Date (the “Employment Period”); provided, that, on the fifth annual anniversary of the Effective Date and each annual anniversary of such date thereafter (such date and each annual anniversary thereof, a “Renewal Date”), unless previously terminated in accordance with the provisions of Section 3 hereof, the Employment Period shall be automatically extended so as to terminate one year from such Renewal Date unless, at least 120 days prior to the Renewal Date, either party shall give written notice to the other that the Employment Period shall not be so extended.  If the Employment Period is terminated by reason of the Company giving written notice of non-renewal in accordance with this Section 1, such termination shall constitute a termination of the Executive’s employment without Cause as provided under the Severance Benefits Agreement, by and between the Executive and the Company, dated as of June 11, 1997, as amended April 1, 2011 and as further amended as of the date hereof (the “Severance Benefits Agreement”).

2. Terms of Employment.  (a) Position and Duties.  (i) During the Employment Period, the Executive shall serve the Company as its Vice-Chairman and Chief Executive Officer and shall perform customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Executive Chairman of the Board of Directors of the Company (the “Board”), and shall provide services to the Company, the Partnership, and Glimcher LP.  The Executive shall have such responsibilities, power and authority as those normally associated with such position in public companies of a similar stature.  The Executive shall report solely and directly to the Executive Chairman of the Board.  The Executive shall perform his services at the offices of the Company in the Columbus, Ohio metropolitan area and shall travel for business purposes to the extent reasonably necessary or appropriate in the performance of such services.  During the Employment Period, the Executive shall, without compensation other than that herein provided, also serve and continue to serve, if and when elected and re-elected, as a member of the Board; provided that the Executive shall be appointed as a member of the Board effective as of the Effective Date.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and its affiliates (including, without limitation, the Partnership) and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to serve on corporate (if approved by the Board, such approval not to be unreasonably withheld), civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities in accordance with this Agreement and the Executive complies with applicable provisions of the Company’s code of business conduct and ethics which are in effect from time to time and which have been provided to the Executive in writing.

(b) Compensation.  (i) Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) at the rate of $825,000.  The Executive’s Annual Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”) pursuant to its normal performance review policies for senior executives.  The Committee may, but shall not be required to, increase the Annual Base Salary at any time for any reason.  The term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as it may be so increased from time to time.  The Annual Base Salary shall not be reduced at any time, including after any such increase, and any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

(ii) Annual Bonus.  In addition to the Annual Base Salary, the Executive shall be eligible to be awarded, for each fiscal year of the Company or portion of a fiscal year beginning on or after the Effective Date, an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s annual incentive plan, as in effect from time to time, which shall not be inconsistent with the terms of this Agreement.  The target Annual Bonus shall be 200% of the rate of the Annual Base Salary (the “Target Bonus”).  The actual Annual Bonus may range from 0% to 300% of the rate of the Annual Based Salary, based upon the level of achievement of performance goals established by the Committee in consultation with the Executive (which performance goals shall be consistent with those applicable to the Company’s senior executives generally) and communicated to the Executive not later than the 90th day of the applicable fiscal year or, for the fiscal year ending December 31, 2014, not later than 90 days after the Effective Date, and may be increased from the amount produced by the application of the applicable performance criteria in the sole discretion of the Committee.  For the fiscal year which includes the Effective Date, the Annual Bonus otherwise payable shall be reduced by any amount of annual bonus received from Glimcher RT, Glimcher LP or any of their affiliates prior to the Effective Date in respect of such fiscal year.  Each Annual Bonus shall be paid in cash on the date on which annual bonuses are paid to senior executives of the Company generally, but not later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii) Long-Term Awards.  In addition to the long-term awards described in this Agreement, the Executive shall be eligible to participate in other long-term cash and equity incentive plans, practices, policies, and programs applicable generally to other senior executives of the Company.  The amount and terms of the Executive’s other long-term awards, if any, shall be determined by the Committee in its sole and absolute discretion; provided, that the Executive shall be treated no less favorably than other senior executives of the Company (including, for the avoidance of doubt, the Executive Chairman of the Board) with respect to the grant and terms of such long-term awards.

(iv) Annual LTIP Awards.  The Executive shall be granted long-term incentive plan units (“LTIP Units,” which are units of the Partnership which, following grant and vesting, are convertible on a one-for-one basis into shares of common stock of the Company or, at the option of the Company, an equivalent amount of cash) in respect of each fiscal year during the Employment Period, commencing with the fiscal year ending (A) December 31, 2014, if the Executive has not received from Glimcher RT, Glimcher LP or any of their affiliates an equity-based compensation award from the date hereof through the Effective Date, or (B) December 31, 2015, if the Executive has received from Glimcher RT, Glimcher LP or any of their affiliates an equity-based compensation award from the date hereof through the Effective Date (the “Annual LTIP Award”).  Each Annual LTIP Award shall be granted pursuant to the Company’s 2014 Long Term Incentive Plan, as may be amended from time to time (the “Plan”), and the forms of Annual LTIP Awards thereunder shall be no less favorable to the Executive than the annual awards of LTIP Units to other senior executives of the Company.  The Annual LTIP Award in respect of any fiscal year shall be granted no later than promptly following the completion of audited financials for such fiscal year (and in any event no later than annual awards of LTIP Units or other equity-based compensation are granted to other senior executives of the Company in respect of such fiscal year), with the number of LTIP Units in each Annual LTIP Award being equal to the “Annual LTIP Award Cash Equivalent,” as defined below, in respect of such fiscal year, divided by the average closing price of the Company’s common stock on the primary exchange on which it trades (the “Closing Price”) for the final 15 trading days of the applicable fiscal year.  The “Annual LTIP Award Cash Equivalent” shall be an amount, not greater than two times Annual Base Salary at target performance achievement, or three times Annual Base Salary at maximum performance achievement, in each case, determined based on the achievement of total shareholder return (“TSR”) goals established by the Committee in consultation with the Executive not later than the 90th day of the applicable fiscal year.  LTIP Units granted as the Annual LTIP Award in respect of any fiscal year shall be subject to a three-year post-grant service-based vesting schedule, with 1/3 of such LTIP Units vesting on each of the first three annual anniversaries of the first day of the fiscal year following the fiscal year in respect of which such LTIP Units were granted provided the Executive remains employed with the Company or its affiliates on the applicable vesting date (other than as provided in this Agreement).  For example, any LTIP Units awarded as the Annual LTIP Award in respect of the fiscal year ending December 31, 2015 shall be granted promptly following the completion of audited financials for such fiscal year (and in any event no later than annual awards of LTIP Units or other equity-based compensation are granted to other senior executives of the Company in respect of such fiscal year), and shall vest 1/3 on January 1 of each of 2017, 2018, and 2019, subject to continued service other than as provided in this Agreement.  Distributions shall be paid on LTIP Units granted as Annual LTIP Awards from and after the date of grant in accordance with the terms and conditions of the Plan and the applicable award agreement; provided, that, there shall be no reduction to such distributions compared to distributions paid in respect of common units of the Partnership generally (except that, in order to preserve the intended tax treatment of such LTIP Units, until such time as is specified in an applicable certificate of designation or award agreement under the Plan, distributions designated as a capital gain dividend within the meaning of Section 875(b)(3)(C) of the Code and any other distributions that the General Partner of the Partnership determines are not made in the ordinary course attributable to the sale of an asset of the Partnership shall be distributed in respect of such LTIP Units only to the extent that the Partnership determines that such asset has appreciated in value subsequent to the applicable award date; such exception, the “Distribution Exception”).  Other than as stated in this paragraph, an Annual LTIP Award in respect of any fiscal year shall have terms and conditions substantially identical (and in any event no less favorable in any respect) to those applicable to LTIP Units generally granted to the Company’s other senior executives in respect of the same fiscal year, if any; provided, that, if there are no grants of LTIP Units to other senior executives of the Company in respect of the fiscal year in respect of which the Executive is granted an Annual LTIP Award, then the terms and conditions of the Annual LTIP Award for such fiscal year shall be no less favorable to the Executive than the terms and conditions of the first Annual LTIP Award granted to the Executive pursuant to this Section 2(a)(iv).

(v)  Inducement LTIP Units.  (A) Immediately following the twenty (20) consecutive trading days commencing on the Effective Date, the Executive shall be granted under the Plan a number of LTIP Units equal to $1,400,000 divided by the average Closing Price for the twenty (20) consecutive trading days commencing on the Effective Date (the “Inducement LTIP

Units”).  Distributions will be paid on the Inducement LTIP Units from and after the date of grant in accordance with, and subject to, the terms and conditions of the Plan and the applicable award agreement; provided that, other than the Distribution Exception, there shall be no reduction to such distributions compared to distributions paid in respect of common units of the Partnership generally.

(B) Other than as provided in this Agreement and the Severance Benefits Agreement, twenty-five percent (25%) of the Inducement LTIP Units will become vested on each of the first four anniversaries of the Effective Date if the Executive is continually employed hereunder through such date.

(vi)  Special Performance LTIP Units. Subject to the Executive’s continuous employment hereunder through each grant date, the Executive shall be granted additional LTIP Units under the Plan in respect of each performance period (each, a “Special Performance Period”) consisting of the period from the Effective Date through (i) December 31, 2016 (the “First Special PP”), (ii) December 31, 2017 (the “Second Special PP”) and (iii) December 31, 2018 (the “Third Special PP”) (collectively, the “Special Performance LTIP Units”).

(B)  The Special Performance LTIP Units in respect of each Special Performance Period shall be granted promptly (and in any event within 15 days) following the end thereof.  The number of Special Performance LTIP Units granted in respect of each Special Performance Period shall be the “Performance LTIP Unit Cash Equivalent,” as defined below, in respect of the Performance Period divided by the average Closing Price for the twenty (20) consecutive trading days commencing on the Effective Date.

(C)  The Performance LTIP Unit Cash Equivalent for each of the First Special PP, the Second Special PP and the Third Special PP shall be an amount, not greater than $700,000, determined based on the achievement of the absolute and relative (versus the MSCI REIT Index) TSR goals in respect of (i) the First Special PP and the Second Special PP which are identical to those appended to the employment agreement of the Executive Chairman of the Board, as in effect on the date hereof, and (ii) the Third Special PP as established by the Committee no later than the first anniversary of the Effective Date.

(D)  Distributions will be paid on Special Performance LTIP Units from and after the date of grant in accordance with, and subject to, the terms and conditions of the Plan and the applicable award agreement; provided that, other than the Distribution Exception, there shall be no reduction to such distributions compared to distributions paid in respect of common units of the Partnership generally.

(E)  Other than as provided in this Agreement and the Severance Benefits Agreement, Special Performance LTIP Units granted in respect of the First Special PP and the Second

Special PP will become vested on the third (3rd) anniversary of the Effective Date if the Executive is continually employed hereunder through such date.

(F)  Other than as provided in this Agreement and the Severance Benefits Agreement, Special Performance LTIP Units granted in respect of the Third Special PP will be immediately vested upon grant if the Executive is continually employed hereunder through the grant date.

(vi)             Welfare Benefits.  The Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive benefits under, welfare benefit plans, practices, policies and programs provided by the Company to the same extent as provided generally to senior executives of the Company.

(vii) Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company in effect for other senior executives of the Company.  The Company reserves the right to amend or cancel any such plan, practice, policy or program in its sole discretion, subject to the terms of such plan, practice, policy or program and applicable law; provided, that, no such amendment or cancellation shall be more adverse to the Executive than to other senior executives of the Company.  Notwithstanding the foregoing, the Executive shall be entitled to first class travel and accommodations when traveling for Company business.

(viii) Vacation.  During the Employment Period, the Executive shall be entitled to receive no less than four weeks paid vacation per year.

(ix) Indemnification.  During and following the Employment Period, the Company shall fully indemnify the Executive for any liability to the fullest extent permitted under applicable state law.  In addition, the Company agrees to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering the Executive both during and, while potential liability exists, after the Employment Period that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.

(x) Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all business expenses incurred by the Executive in accordance with the Company’s business expense reimbursement policies or as approved by the Board or by the Audit Committee of the Board.

(xi) Other Benefits.  During the Employment Period, the Executive shall be entitled to participate in all executive and employee benefit plans and programs of the Company on the same basis as provided generally to other senior executives of the Company.  The Company reserves the right to amend or cancel any such plan or program in its sole discretion, subject to the terms of such plan or program and applicable law.

3. Termination of Employment.  Either party to this Agreement may terminate the Employment Period for any reason.  Any termination of the Employment Period shall be communicated by written notice to the other party hereto, given in accordance with Section 9(b) of this Agreement.

4. Obligations of the Company upon Termination.  If the Employment Period is terminated for any reason, this Agreement shall terminate without further obligations to either party hereto other than the Company’s obligation to provide the Executive with a lump sum cash payment within 30 days after the date of termination of the Employment Period equal to the aggregate of the following amounts: (i) (A) the Executive’s Annual Base Salary and vacation pay through the date of termination, (B) the Executive’s accrued Annual Bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral election) if such bonus has not been paid as of the date of termination, and (C) the Executive’s business expenses that have not been reimbursed by the Company as of the date of termination that were incurred by the Executive prior to the date of termination in accordance with the applicable Company policy, in the case of each of clauses (A) through (C), to the extent not previously paid (the sum of the amounts described in clauses (A) through (C) shall be hereinafter referred to as the “Accrued Obligations”) and (ii) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the date of termination; provided, however, that if the Employment Period shall be terminated by the Company for Cause (as defined in the Severance Benefits Agreement), the term “Accrued Obligations” shall not be deemed to include the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs.  Except as provided in the immediately preceding sentence, the Company shall have no obligation to the Executive hereunder upon the termination of the Employment Period for any reason, and any additional obligation that the Company may have to the Executive in connection with the termination of the Executive’s employment with the Company or its affiliates shall be as provided under, and subject in all respects to the terms and conditions of, the Severance Benefits Agreement.

5. Non-exclusivity of Rights.  Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the date of termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

6. No Mitigation; Legal Fees.  (a) In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced or otherwise subject to offset in any manner, regardless of whether the Executive obtains other employment.

(b) In the event of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) (each, a “Contest”) the Company agrees to reimburse the Executive, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) as a result of such Contest; provided, however, that (i) if such Contest is initiated on or after a Change in Control (as defined in the Plan), or a Change in Control occurs during the pendency of such Contest, reimbursement of such fees and expenses will not be provided only to the extent that the Executive is found pursuant to a judgment, decree or order of a court of competent jurisdiction, in accordance with the dispute resolution procedures in Section 9(a), to not have acted in good faith in bringing or defending the relevant action, and (ii) if such Contest is initiated prior to a Change in Control and a Change in Control does not occur during the pendency of such Contest, reimbursement of such fees and expenses shall be provided only if the Executive substantially prevails on at least one substantive issue in such Contest.  In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 6(b) be made later than the end of the calendar year next following the calendar year in which such Contest is finally resolved, provided, that, the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such Contest is finally resolved.  The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

(c) The Company agrees to pay directly to the Executive’s attorneys and advisors for fees incurred by the Executive with respect to the preparation of this Agreement (and all term sheets and other employment arrangements prepared in connection therewith), up to a maximum of $80,000, provided, that the Executive shall have submitted an invoice for such fees not later than 90 days after the Effective Date and the Company shall make such payment within 10 business days following the Company’s receipt of an invoice from the Executive, but in any event not later than two and one-half (2 1/2) months after the end of the current calendar year.

The amount of such fees that the Company is obligated to pay in any given calendar year shall not affect the fees that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such fees may not be liquidated or exchanged for any other benefit.

7. Restrictive Covenants.  (a) Confidential Information.  During the Employment Period and thereafter, the Executive shall keep secret and retain in the strictest confidence, and shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Company, including without limitation the business methods, plans and procedures of the Company, that shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement or the Severance Benefits Agreement).  After termination of the Employment Period, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and those designated by it.  Nothing contained in this Agreement shall prohibit the Executive from disclosing or using information (i) which is now known by or hereafter becomes available to the general public through non-confidential sources; (ii) which became known to the Executive from a source other than Company, or any of its subsidiaries or affiliates, other than as a result of a breach (known or which should have been known to the Executive) by such source of an obligation of confidentiality owed by it to Company,  or any of its subsidiaries or affiliates (but not if such information was known by the Executive at such time of disclosure or use to be confidential); (iii) in connection with the proper performance of his duties hereunder, (iv) which is otherwise legally required (but only if the Executive gives reasonable advance notice to the Company of such disclosure obligation to the extent legally permitted, and cooperates with the Company (at the Company’s expense), if requested, in resisting such disclosure) or (v) which is reasonably appropriate in connection with a litigation or arbitration related to this Agreement, the Severance Benefits Agreement, or an award of LTIP Units.

(b) Non-competition. During the period commencing on the Effective Date and ending on the first anniversary of the termination of the Employment Period (the “Covenant Period”), the Executive shall not engage in, have an interest in, or otherwise be employed by or, as an owner, operator, partner, member, manager, employee, officer, director, consultant, advisor, lender, or representative, associate with, or permit his name to be used in connection with the activities of, any business or organization engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls (the “Business”), in (x) in North America or (y) any country outside of North America in which the Company or any of its affiliates is engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls, or has indicated an intent to do so or interest in doing so as evidenced by a written plan or proposal prepared by or presented to senior management of the Company prior to the termination of the Employment Period; other than for or on behalf of, or at the request of, the Company or any affiliate; provided, that passive ownership of less than 2% of the outstanding stock of any publicly traded corporation (or private company through an investment in a hedge fund or private equity fund, or similar vehicle) shall not be deemed to be a violation of this Section 7(b) solely by reason thereof.  Notwithstanding the foregoing, the provisions of this Section 7(b) shall not be violated by the Executive being employed by, associating with or otherwise providing services to a subsidiary, division or unit of any entity where such entity has a subsidiary, division or unit (other than the subsidiary, division or unit with which the Executive is employed, associated with or otherwise provides services to) which is engaged in the Business so long as the Executive does not provide services or advice, with or without specific compensation, to the subsidiary, division or unit engaged in the Business.

(c) Non-solicitation of Employees.  During the Covenant Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company until six months after such individual’s employment relationship with the Company has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way knowingly interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand; provided, that, solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 7(c). The Executive shall not be in violation of this Section 7(c) solely by providing a reference for a former employee of the Company.

(d) Non-Disparagement. The Executive agrees not to make any public disparaging, negative, or defamatory comments about the Company including the Company’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral, or electronic.  In particular, the Executive agrees to make no public statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries, speeches or conversations, that disparage or may disparage the Company’s business, are critical of the Company or its business, or would cast the Company or its business in a negative light.  In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Executive further agrees not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating the Company’s business, that would support, directly or indirectly, any disparaging, negative or defamatory statement, whether written or oral. This Section 7(d) shall not be violated by (i) responding publicly to incorrect, disparaging, or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or (ii) making any truthful statement to the extent (y) reasonably necessary in connection with any litigation, arbitration, or mediation or (z) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the person to disclose or make accessible such information.  The Company agrees not to make any public statement which is disparaging or defamatory about the Executive, whether written, oral, or electronic.  The Company’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above and any member of the Board (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this Section 7(d) by the Company.

(e) Prior Notice Required.  The Executive hereby agrees that, prior to accepting employment with any other person or entity during the Covenant Period, the Executive will provide such prospective employer with written notice of the provisions of this Agreement and the Severance Benefits Agreement, with a copy of such notice delivered simultaneously to the General Counsel of the Company.

(f) Return Of Company Property/Passwords.  The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s written request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs.  Notwithstanding the foregoing, the Executive shall be permitted to retain his rolodex (or similar list of personal contacts), compensation-related data, information needed for tax purposes and other personal items.

(g) Executive Covenants Generally.

(i) The Executive’s covenants as set forth in this Section 7 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(ii) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent his from otherwise earning a living.  The Executive has carefully considered the nature and extent of the restrictions place upon his by this Section 7, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

(h) Enforcement.  Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 7.  Therefore, in the event of a breach or threatened breach of this Section 7, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

(i) Interpretation.  For purposes of this Section 7, references to “the Company” shall mean the Company as hereinbefore defined and any of its controlled affiliated companies.

8.  Successors.  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.  As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

9. Miscellaneous.  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws.  Venue for a dispute in respect of this Agreement shall be the federal courts located in Columbus, Ohio.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Agreement and the Severance Benefits Agreement shall supersede and replace any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement, and the Executive shall not be entitled to any severance pay or benefits under any other severance plan, program or policy of the Company and the affiliated companies.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

With a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza Attention: Donald P. Carleen, Esq. New York, NY 10004 Tel: 212-859-8202 Fax: 212-859-4000

If to the Company:	Washington Prime Group Inc. 180 East Broad Street
Columbus, Ohio 43215
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(g) The payments and benefits under this Agreement are intended to avoid taxes and penalties under Section 409A of the Code or are intended to comply with an exemption or exclusion therefrom and shall in all respects be administered to avoid taxes and penalties under, or to be exempt from, Section 409A of the Code.  The Company and the Executive mutually intend to structure the payments and benefits described in this Agreement, and the Executive’s other compensation, to be exempt from, or to avoid taxes and penalties under, Section 409A of the Code to the extent applicable.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death.  All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in such a way as avoids taxes and penalties under Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that, the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits and the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).  Prior to a Change in Control, but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code. For purposes of this Agreement, the term “Section 409A of the Code” shall include the implementing regulations thereunder.

10.  Recoupment.  (a)  In the event of a restatement of the Company’s consolidated financial statements, the Board shall have the right to take appropriate action to recoup from the Executive any portion of any bonus and other equity or non-equity compensation received by the Executive the payment, grant or vesting of which was tied to the achievement of one or more specific performance targets, which bonus or other compensation would not have been paid, granted or vested if based on the restated financial statements for the applicable period; provided, that such actions are commensurate with those actions taken with respect to other senior executives of the Company who are or were similarly situated.  This Section 10(a) shall become ineffective at such time as the Company adopts a clawback policy pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) which applies to the Executive.  Any amounts required to be repaid hereunder shall be adjusted to take into account any taxes that the Executive has already paid.  The Company shall be permitted to request any recoupment at any time within the Employment Period or for three years thereafter (unless a longer period is required pursuant to Dodd-Frank).

(b) In the event the Company is entitled to, and seeks, recoupment under this Section 10, the Executive shall no later than 60 days following the request reimburse the amounts which the Company is entitled to recoup hereunder.  If the Executive fails to pay such reimbursement, to the extent permitted by applicable law and in a manner that does not trigger taxes or penalties under Section 409A of the Code, the Company shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Executive from the Company or (ii) take any other appropriate action to recoup such payments.  The Executive acknowledges that the Company does not waive its right to seek recoupment of any amounts as described under this Section 10 for failure to demand repayment or reduce the payments made to the Executive.  Any such waiver must be done in a writing that is signed by both the Company and the Executive.

(c) The rights contained in this Section 10 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

MICHAEL P. GLIMCHER

/s/ Michael P. Glimcher

WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak
Name: Robert P. Demchak
Title: Secretary and General Counsel

[Signature Page – M. Glimcher Employment Agreement]